Exhibit 99.1
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
January 31, 2008
CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Reports Record FY2007 Revenue
•	Record Revenue of $185.8 Million for Fourth Quarter and Record
Revenue of $688.8 million for Fiscal Year 2007.
(OMAHA, NE) — The following table presents the financial results and selected balance sheet items for infoUSA® (Nasdaq: IUSA) for the fourth quarter and full fiscal year 2007 ending on December 31, 2007:

		(unaudited)		(unaudited)
	4th Quarter	4th Quarter	Fiscal Year	Fiscal Year
(Amounts in thousands, except per share amounts)	2006	2007	2006	2007

Net sales	$125,116	$185,844	$434,876	$688,773 *
Cost of goods and services	37,770	77,309	116,487	276,042
Selling, general and administrative	58,429	72,784	224,879	285,736
Depreciation (1)	3,948	5,770	14,020	21,383
Amortization of intangible assets	3,370	4,004	14,909	17,358

Operating income	21,599	25,977	64,581	88,254 *
Other expense (2)	(3,193)	(5,344)	(11,342)	(20,527)
Income before taxes	18,406	20,633	53,239	67,727
Income taxes	7,393	8,084	19,939	25,470
Net income	11,013	12,549	33,300	42,257
Earnings per share	$0.20	$0.22	$0.61	$0.76
Weighted average shares outstanding	55,424	56,620	54,974	55,809

Total debt	$259,890	$283,227	$259,890	$283,227
Capital expenditures	6,067	3,983	21,054	21,338
EBITDA	29,213	35,914	93,978	127,782

(1)	Depreciation of tangible assets and amortization of capitalized software.

(2)	Investment income and interest expense.

*	Includes one-time revenue of $9.9 million, and operating income of $9.2 million for lawsuit settlement.

RESULTS OF OPERATIONS
Vin Gupta, Founder, Chairman and Chief Executive Officer of infoUSA, stated, “2007 was a record year for infoUSA. We experienced growth in our core businesses, realized the impact of our successful integration of Opinion Research®, and completed several additional acquisitions in the market research industry and additional acquisitions in database marketing as well. We continue to focus on our strategy of becoming a one-stop, fully integrated provider of sales and marketing productivity tools to businesses and the public sector.”
infoUSA continued to expand the scope of its Marketing Research Group during the fourth quarter. We acquired Northwest Research Group, located in Boise, Idaho. The acquisition of Northwest Research Group provides infoUSA with access to the market research industry in the western United States. Additionally, Northwest Research Group facilitates infoUSA’s entry into the transportation marketing arena and augments the Company’s existing customer satisfaction expertise by providing additional senior level support.
infoUSA also completed the acquisition of SECO Financial during the fourth quarter. SECO Financial that has joined infoUSA’s Data Group is a leader in financial services industry marketing. Both the SECO Financial and Northwest Research Group acquisitions were effective October 1, 2007.
FINANCIAL HIGHLIGHTS
During the fourth quarter of 2007, infoUSA delivered record revenue of $185.8 million, which includes $67.0 million for the Marketing Research Group that was established in December 2006 and has grown through acquisitions during 2007. Excluding the Marketing Research Group, the Company’s revenue was $118.8 million for the fourth quarter of 2007, compared to $110.5 million for the same period in 2006, an increase of 8%.
This strong fourth quarter helped infoUSA achieve record full year revenue of $688.8 million, which includes $221.5 million for the Marketing Research Group. Excluding the Marketing Research Group, the Company’s revenue was $467.3 million for fiscal year 2007, an increase of 11% over revenues of $420.2 million in fiscal year 2006.
Revenue for the full year included $9.9 million received from the final settlement of a lawsuit, which was originally commenced in December 2001, against Naviant, Inc. (now known as BERJ, LLP) in the District Court for Douglas County, Nebraska for breach of a database license agreement. On July 12, 2007, the District Court entered an Amended Order of Judgment in the Company’s favor in the amount of $9.75 million, plus interest (the “Order”). On August 10, 2007, the Company and Naviant agreed not to pursue further appeals of the Order and agreed to settle this matter for approximately $11.2 million, less attorney fees and costs. On August 16, 2007, pursuant to that agreement, the court distributed approximately $9.9 million in net proceeds to the Company.
infoUSA’s fourth quarter operating income was $26.0 million, compared to $21.6 million in the fourth quarter of 2006.
For the full year, infoUSA’s operating income increased to $88.3 million, which includes $9.2 million from the Naviant settlement, net of related expenses, from $64.6 million in 2006.

infoUSA’s earnings per share for the fourth quarter of 2007 were $0.22 versus $0.20 in the fourth quarter of 2006. EBITDA for the fourth quarter was $35.9 million versus $29.2 million in the fourth quarter of 2006.
For the full year, infoUSA’s earnings per share were $0.76 as compared to $0.61 in 2006. EBITDA for full year 2007 was $127.8 million, which includes $9.2 million from the Naviant settlement, as compared to $94.0 million in 2006.
The segment revenue for the fourth quarter and FY 2007 was as follows:
•	Revenue for the Data Group in the fourth quarter was $81.6 million, compared to $76.7 million for the same period last year. Growth for the quarter for the Data Group was 6%.

For the fiscal year 2007, revenue for the Data Group was $330.5 million, which includes $9.9 million for the Naviant settlement, as compared to $299.4 million for the same period last year. Growth for the year for the Data Group was 10%. Excluding the Naviant settlement, growth for the year for the Data Group was 7%.

•	Revenue for the Services Group in the fourth quarter was $37.2 million compared to $33.8 million for the same period last year. Growth for the quarter for the Services Group was 10%.

Revenue for the Services Group for the fiscal year 2007 was $136.8 million as compared to $120.9 million for the same period last year. Growth for the year for the Services Group was 13%.

•	The Marketing Research Group is composed of Opinion Research and Macro International, acquired on December 4, 2006; Guideline acquired on August 20, 2007; NWC Research acquired on July 27, 2007; and Northwest Research Group effective October 1, 2007. Revenue for the Marketing Research Group in the fourth quarter was $67.0 million compared to $14.6 million for the same period last year, which included one month of activity for Opinion Research and Macro International.

Revenue for the Marketing Research Group for the fiscal year 2007 was $221.5 million as compared to $14.6 million for the same period last year.
The following are highlights of infoUSA’s accomplishments in the fourth quarter of 2007:
•	Completed the acquisitions of Northwest Research Group and SECO Financial.

•	Salesgenie.com announced the appointment of Mark Israelsen to President of Salesgenie.com, which is based in Silicon Valley (San Carlos), California. Mr. Israelsen has experience in product development, systems integration and marketing which will better position us in our efforts to take Salesgenie.com to the next level. Salesgenie.com and subscription strategy are continuing to perform well. It’s our intent to continue to invest in technology and marketing of this service.

•	Announced that Salesgenie.com will air advertisements in 3 spots during the Super Bowl XLII, February 3, 2008 on the FOX network. The spots will be aired during the Super Bowl XLII’s pre-game show, first and third quarters.

•	Announced the opening in early January 2008 of infoUK.com, a new Manchester (England) based group to compile a database of all businesses in the United Kingdom. The database will be sold to small and large customers in the form of customized list products, online access, subscription services and license agreements to value added resellers.

•	Continued collection of photographs of businesses in the United States and Canada. Currently we have 2.5 million photographs, and we will be adding an additional 3 million. The high quality photos have been very well received in the market and are being used by almost all of the major search engines.

•	Continued to capture more information from the websites of businesses, such as description, executive names, titles and hours of operation.
OTHER INFORMATION
Deferred Revenue related to the First Data Resources December 2005 early termination of their license agreement has been fully recognized as of December 31, 2007. Additionally, they have notified the Company that they will not be renewing their business database license agreement.
The business performed very well in the fourth Quarter of 2007 and, we believe, will continue to do so in 2008. However, due to economic uncertainties in the broader economy, combined with changes in the profitability mix of our business model due to recent acquisitions, we have decided not to provide guidance in 2008.
NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoUSA also discloses earnings before interest expense, income taxes and depreciation and amortization, or EBITDA, which is a non-GAAP measure. Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of the Company’s operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoUSA’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. All companies do not calculate EBITDA in the same manner and infoUSA’s presentation may not be comparable to those presented by other companies.
EBITDA should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of infoUSA’s profitability or liquidity. See the tables in this press release for a reconciliation of EBITDA to net income.
FORMATION OF SPECIAL COMMITTEE
Effective December 24, 2007, the Board of Directors of infoUSA formed a Special Committee for Internal Investigation and Derivative Litigation. The Special Committee has been established in response to the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.), and in response to a previously-disclosed informal investigation into the Company by the U.S. Securities and Exchange Commission (“SEC”) and the related SEC request for the voluntary production of documents concerning related party transactions, expense reimbursement, other corporate expenditures, and certain trading in the Company’s securities. In view of the fact that the investigation has only recently begun, the Company does not know whether, or the extent to which, the results of the investigation may impact the Company’s historical financial statements.
CONFERENCE CALL
The Company will host its fourth quarter conference call on February 1, 2008 at 4:00 pm Eastern time. To access the conference call, please dial 866-713-8566 (international 617-597-5325), passcode 58364011, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7:00 pm Eastern time, February 1, 2008 through midnight Eastern Time, February 8, 2008. The replay number is 888-286-8010 (international 617-801-6888), passcode 61686172. A live webcast of the conference call will be available at the Company’s Investor Relations web site, http://ir.infousa.com.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE TWELVE
	FOR THE QUARTER ENDED		MONTHS ENDED
	December	December	December	December
	31, 2006	31, 2007	31, 2006	31, 2007
		(unaudited)		(unaudited)
Net sales	$125,116	$185,844	$434,876	$688,773
Costs and expenses:
Cost of goods and services	37,770	77,309	116,487	276,042
Selling, general and administrative	58,429	72,784	224,879	285,736
Depreciation and amortization of operating assets	3,948	5,770	14,020	21,383
Amortization of intangible assets	3,370	4,004	14,909	17,358

	103,517	159,867	370,295	600,519

Operating income	21,599	25,977	64,581	88,254

Other income (expense):
Investment income	168	80	536	740
Other charges	128	83	(68)	47
Interest expense	(3,489)	(5,507)	(11,810)	(21,314)

Income before income taxes	18,406	20,633	53,239	67,727

Income taxes	7,393	8,084	19,939	25,470

Net income	$11,013	$12,549	$33,300	$42,257

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.20	$0.22	$0.61	$0.76

Diluted earnings per share	$0.20	$0.22	$0.60	$0.75

Basic weighted average shares outstanding	55,424	56,620	54,974	55,809

Diluted weighted average shares outstanding	55,805	56,670	55,340	55,976

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE TWELVE MONTHS
	ENDED		ENDED
	December	December	December	December
	31, 2006	31, 2007	31, 2006	31, 2007
Net income	$11,013	$12,549	$33,300	$42,257
Interest expense	3,489	5,507	11,810	21,314
Income taxes	7,393	8,084	19,939	25,470
Depreciation and amortization of operating assets	3,948	5,770	14,020	21,383
Amortization of intangible assets	3,370	4,004	14,909	17,358

EBITDA	$29,213	$35,914	$93,978	$127,782

infoUSA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2007
		(unaudited)
Assets
Cash and cash equivalents	$4,433	$9,924
Marketable securities	2,665	2,285
Accounts receivable	76,628	78,503
Accounts receivable-list brokerage	68,437	68,439
Accounts receivable – unbilled services	20,794	24,502
Deferred income taxes	3,522	4,767
Prepaid expenses	7,268	9,425
Deferred marketing costs	3,485	2,234

Total current assets	187,232	200,079

Property and equipment, net	61,172	68,069
Intangible assets, net	489,795	534,028
Other assets	11,376	12,682

	$749,575	$814,858

Liabilities
Current portion of long-term debt	4,627	4,944
Accounts payable	27,474	23,823
Accounts payable-list brokerage	62,028	63,807
Accrued payroll expenses	33,608	39,507
Accrued expenses	12,149	21,103
Income taxes payable	4,655	4,286
Deferred revenue	77,944	71,922

Total current liabilities	222,485	229,392

Long-term debt, net of current portion	255,263	278,283
Deferred income taxes	35,421	30,418
Other liabilities	2,248	6,925

Stockholders’ equity
Common stock	138	141
Paid-in capital	126,943	137,221
Retained earnings	108,391	131,226
Accumulated other comprehensive income (loss)	(1,314)	1,252

Total stockholders’ equity	234,158	269,840

	$749,575	$814,858